Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment dated as of October 25, 2017 (the “Amendment”) to the Employment Agreement by and between LSC Communications, Inc., a Delaware corporation (together with its affiliates, the “Company”), with its principal offices at 191 N. Wacker Drive, Suite 1400, Chicago, IL 60606, and Suzanne S. Bettman (“Executive”).

Recitals

WHEREAS, the Company and Executive desire to set forth the terms upon which Executive will continue Executive’s employment with the Company;

WHEREAS, the Company and Executive are parties to the Employment Agreement dated as of December 18, 2008 and assumed by the Company pursuant to the Assignment of Employment Agreement and Acceptance of Assignment between R.R. Donnelley & Sons Company, the Company and the Executive, dated as of September 29, 2016 (the “Existing Agreement”); and

WHEREAS, the Company and Executive desire to amend the Existing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.	Section 4(e) of the Existing Agreement, “Gross-up Payment”, shall be amended and replaced in its entirety as follows:

“(e) Section 280G. You and the Company will follow the procedures outlined in Annex B, if applicable.”

2.	Section 4(f) of the Existing Agreement, “Vesting of Equity Grants”, shall be amended and replaced in its entirety as follows:

“(f) Vesting of Equity Grants. All outstanding stock options, restricted stock or restricted stock unit awards or other equity grants (other than performance shares or performance share units) issued to you on or after October 25, 2017 will vest 100% immediately as of the date of your Separation from Service and any performance shares or performance share units will vest in accordance with the applicable award agreement.”

3.	Annex B of the Existing Agreement, “Gross-Up Payments”, shall be amended and replaced in its entirety as follows:

“Section 280G

Anything in this Agreement to the contrary notwithstanding, if the determination is made that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2)

but for this Annex B, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.

Unless you and the Company otherwise agree in writing, any such determination required under this Annex B will be made in writing by a nationally-recognized accounting firm selected jointly by you and the Company (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Annex B, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. In connection with making any such determinations, the Accountants shall take into account the value of any reasonable compensation for services to be rendered by you before or after the change of control transaction, including any restrictive covenants applicable to you, and the Company and its affiliates shall cooperate in the valuation of any such services, including any restrictive covenant provisions. You and the Company agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

Any reduction in payments and/or benefits required by this Annex B will occur in the following order, in each case with payments and benefits with a higher “parachute payment” value for purposes of Section 280G of the Code reduced before payments with a lower value: (1) reduction of vesting acceleration of equity awards that are not eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); (2) reduction of other benefits provided under this Agreement; (3) reduction of cash payments that are not eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); (4) reduction of vesting acceleration of equity awards that are eligible for reduction under Treasury Regulation 1.280G Q&A-24(c); and (5) reduction of cash payments that are eligible for reduction under Treasury Regulation 1.280G Q&A-24(c). In the event that acceleration of vesting of equity awards or cash payments is to be reduced, such acceleration of vesting or reduction will be cancelled in the reverse order of the date of grant for such awards. If two or more awards were granted on the same date, each award will be reduced on a pro-rata basis.”

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

LSC COMMUNICATIONS, INC.		EXECUTIVE

By:	/s/ R. Scott Bigelow	/s/ Suzanne S. Bettman
	R. Scott Bigelow	Suzanne S. Bettman
Chief Human Resources Officer

[Signature Page to Amendment to Employment Agreement]